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                                                                      Ex-(d)(ii)

                                  AMENDMENT TO
              THE INVESTMENT ADVISORY AND ADMINISTRATION AGREEMENT

      Amendment dated as of June 5, 2007 to the Investment Advisory and Administration Agreement dated as of June 15, 1994, as amended, between Schwab Investments, a Massachusetts business trust (the "Trust"), and Charles Schwab Investment Management, Inc., a Delaware corporation (the "Adviser"), (the "Agreement") pursuant to which the Adviser provides investment advisory services to the investment portfolios of the Trust listed on Schedule A of the Agreement.

                                   WITNESSETH:

      WHEREAS, Section 9 of the Agreement sets forth the terms and conditions with respect to the duration and termination of the Agreement; and

      WHEREAS, the Trust and the Adviser desire to amend Section 9 of the Agreement for the purpose of making a non-material change to the annual continuation period specified in the Agreement.

      NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the parties hereby agree as follows:

      Section 9 of the Agreement is hereby deleted and replaced with the following:

                  9. Duration and Termination. This Agreement will
            become effective as to each Schwab Fund as of the date set forth opposite each Fund's name on Schedule A, provided that it has been approved by a vote of a majority of the outstanding voting securities of such Schwab Fund, in accordance with the requirements under the 1940 Act.

                  Thereafter, if not terminated as to a Schwab Fund,
            this Agreement will continue in effect as to such Schwab Fund for successive periods, each such successive period not to exceed one year, provided such continuance is specifically approved (a) by the vote of a majority of those members of the Trust's Board of Trustees who are not parties to this Agreement or interested persons of the Trust, the Investment Adviser, or any Sub-Adviser, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Trust's Board of Trustees or by vote of a majority of the outstanding voting securities of such Schwab Fund. Notwithstanding the foregoing, this Agreement may be terminated at any time on sixty days' written notice, without the payment of any penalty, by the Trust (by vote of the Trust's Board of Trustees or by vote of a majority of the outstanding voting securities of such Schwab Fund) or by the Investment Adviser. This Agreement will immediately terminate in


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                                                                      Ex-(d)(ii)

            the event of its assignment. (As used in this Agreement, the terms "majority of the outstanding voting securities," "interested persons" and "assignment" shall have the same meaning of such terms in the 1940 Act.)

      IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their officers designated below as of the day and year first written above.


SCHWAB INVESTMENTS                    CHARLES SCHWAB INVESTMENT MANAGEMENT, INC.


By:     /s/ George Pereira            By:        /s/ Evelyn Dilsaver
        ------------------                       -------------------
Name:   George Pereira                Name:      Evelyn Dilsaver
Title:  Principal Financial Officer   Title:     Chief Executive Officer


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